As filed with the Securities and Exchange Commission on March 22, 2019

Registration No. 333-04779

Registration No. 333-22987

Registration No. 333-30711

Registration No. 333-38437

Registration No. 333-36498

Registration No. 333-219239

Registration No. 333-07995

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-04779

FORM S-3 REGISTRATION STATEMENT NO. 333-22987

FORM S-3 REGISTRATION STATEMENT NO. 333-30711

FORM S-3 REGISTRATION STATEMENT NO. 333-38437

FORM S-3 REGISTRATION STATEMENT NO. 333-36498

FORM S-3 REGISTRATION STATEMENT NO. 333-219239

FORM S-3 REGISTRATION STATEMENT NO. 333-07995

UNDER

THE SECURITIES ACT OF 1933

PARKER DRILLING COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1381	73-0618660
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

5 Greenway Plaza, Suite 100

Houston, Texas 77046

(281) 406-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jennifer F. Simons

Vice President, General Counsel and Secretary

Parker Drilling Company

5 Greenway Plaza, Suite 100

Houston, Texas 77046

(281) 406-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Julian J. Seiguer

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

(713) 836-3600

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Parker Drilling Company (“Parker”), to deregister all shares of common stock unsold under the following Registration Statements on Form S-3 (the “Registration Statements”) filed by Parker with the Securities and Exchange Commission:

•

Registration Statement No. 333-219239, filed on July 11, 2017, registering an indeterminate number or principal amount of common stock, preferred stock, depositary shares, debt securities, guarantees of debt securities and warrants;

•

Registration Statement No. 333-36498, filed on May 8, 2000, registering an indeterminate number or principal amount of common stock, preferred stock, depositary shares, debt securities, guarantees of debt securities and warrants;

•	Registration Statement No. 333-38437, filed on October 22, 1997, registering 11,500,000 shares of common stock;

•

Registration Statement No. 333-30711, filed on July 3, 1997, registering an indeterminate number or principal amount of Convertible Subordinated Notes due 2004 and an indeterminable amount of common stock;

•	Registration Statement No. 333-22987, filed on March 7, 1997, registering 11,565,090 shares of common stock;

•	Registration Statement No. 333-07995, filed on July 11, 1996, registering 1,000,000 shares of common stock; and

•	Registration Statement No. 333-04779, filed on May 30, 1996, registering 8,050,000 shares of common stock.

As previously disclosed, on December 12, 2018, Parker and certain of its U.S. subsidiaries (together with Parker, the “Company”), commenced voluntary Chapter 11 proceedings and filed a prearranged plan of reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. The Company’s Chapter 11 cases are jointly administered under the caption In re Parker Drilling Company, et al., Case No. 18-36958 (the “Chapter 11 Cases”).

As a result of the Chapter 11 Cases, Parker has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by Parker in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Parker hereby removes from registration by means of these Post-Effective Amendments all of such securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and Parker hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 22, 2019.

PARKER DRILLING COMPANY

By:	/s/ Jennifer F. Simons
Jennifer F. Simons
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gary G. Rich	Chairman, President, and Chief Executive Officer	March 22, 2019
Gary G. Rich

/s/ Michael W. Sumruld	Senior Vice President and Chief Financial Officer	March 22, 2019
Michael W. Sumruld

/s/ Nathaniel C. Dockray	Chief Accounting Officer	March 22, 2019
Nathaniel C. Dockray

/s/ Jonathan M. Clarkson	Director	March 22, 2019
Jonathan M. Clarkson

/s/ Peter T. Fontana	Director	March 22, 2019
Peter T. Fontana

/s/ Gary R. King	Director	March 22, 2019
Gary R. King

/s/ Robert L. Parker Jr.	Director	March 22, 2019
Robert L. Parker Jr.

/s/ Richard D. Paterson	Director	March 22, 2019
Richard D. Paterson

/s/ Zaki Selim	Director	March 22, 2019
Zaki Selim